Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	June 2, 2003
No. 828

Coherent, Inc. Revises Guidance for the Third Fiscal Quarter 2003

Coherent, Inc. (NASDAQ:COHR) today announced revised financial guidance for its third fiscal quarter ending June 28, 2003.  The revision in financial guidance results from the announcement by Coherent’s majority-owned subsidiary, Lambda Physik AG, Göttingen, Germany, that it was reducing its sales and earnings forecast for the 2003 fiscal year due to the continued weakness in the lithography and industrial markets, particularly in Asia, resulting primarily from the economic impact of the SARS epidemic.

Based on this announcement, Coherent revised its financial guidance for the third fiscal quarter as follows:

Revenues:	Similar to Q2
Gross Margin:	39% to 41%
R&D % of sales:	12% to 13%
SG&A % of sales:	27% to 28%
Other Income, inclusive of minority interest:	0%

Coherent is unable to provide guidance on the estimated annual income tax rate pending further review of Lambda Physik’s deferred tax assets and liabilities.  In addition, as previously announced, Coherent will incur a charge of approximately $4.4 million for in-process research and development related to its acquisition of Positive Light, Inc. during the quarter.

John Ambroseo, President and Chief Executive Officer commented, “We are disappointed about Lambda Physik’s announcement, although we view this as a temporary setback.  Our previously announced offer to acquire the outstanding shares of Lambda Physik that we do not already own will continue on the same terms.”

The statements in this press release that relate to future plans, events or performance, including statements relating to financial guidance are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, accounting adjustments during the closing of our fiscal quarter, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, any effects from the recent outbreaks of severe acute respiratory syndrome or SARS, the hostilities in the Middle East, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc is a Standard & Poor’s Small Cap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets.  Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161.  For more information about Coherent such as product and financial updates, visit the Company’s web site at www.coherentinc.com.

• 5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056-0980 • Telephone (408) 764-4000•